Exhibit H-5

                        Retention of Non-Utility Business

     The following is a description of the specific bases under which the non-utility investments of CMP Group, CTG Resources, Berkshire Energy and Energy East may be retained in the post-Merger Energy East holding company system:

A.       ENERGY CONSERVATION AND DEMAND-SIDE MANAGEMENT SERVICES:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(i), involving "the rendering of energy conservation and demand-side management services." Accordingly, the following interests are retainable under Section 11(b)(1) of the Act.(1)

     1.   KENETECH  Energy  Management,   Inc.   ("KENETECH"),   a  wholly-owned
          subsidiary of XENERGY Inc., which is an energy services company specializing in energy management;

     2. KEM 1991, Inc. ("KEM 1991"), a wholly-owned subsidiary of KENETECH, which is an energy services company specializing in energy management;

     3.   KEM  Partners  1991,   L.P.,  which  is  an  energy  services  company
          specializing in energy management. All of its interests are owned by KENETECH and KEM 1991.

B.        DEVELOPMENT AND COMMERCIALIZATION OF ELECTROTECHNOLOGIES:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(ii), involving "the development and commercialization of electrotechnologies related to energy conservation,

--------------------
   (1)Rule 58 explicitly permits indirect investment in energy-related companies through project parents. Although Rule 58 was adopted pursuant to
Section 9(c)(3) of the Act, businesses permissible under the rule are retainable under Section 11. See Michigan Consolidated Gas Co., 44 S.E.C. 361 (1970), aff'd, 444 F.2d 931 (D.C. Cir. 1971) (Section 9(c)(3) may not be used to circumvent Section 11).

storage and conversion, energy efficiency, waste treatment, greenhouse gas reduction, and similar innovations." See also New Century Energies, HCAR No. 26748 (Aug. 1, 1997). Accordingly, such companies are retainable under
Section 11(b)(1) of the Act:

     1.   CNE  Venture-Tech,  Inc., a  wholly-owned  subsidiary  of  Connecticut
          Energy,   which   invests   in   ventures   that   produce  or  market
          technologically advanced energy-related products;

     2. Nth Power Technologies Fund I, L.P., which invests in companies that develop, produce and market innovative energy-related products. CNE Venture-Tech owns a 7.8884 percent limited partnership interest in Nth Power Technologies Fund I, L.P.;

     3. Chester SVC Partnership, which owns a static var compensator located in Chester, Maine, adjacent to Maine Electric Power Company, Inc.'s transmission interconnection. NORVARCO, an electric utility subsidiary of CMP Group, holds a 50 percent general partnership interest in Chester SVC Partnership.

C.        BROKERING AND MARKETING OF ENERGY COMMODITIES:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(v), involving "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels." See also New Century Energies, Inc. HCAR No. 26784 (Aug. 1,
1997); SEI Holdings, Inc., HCAR No. 26581 (Sept. 26, 1996); Northeast Utilities, HCAR No. 26654 (Aug. 13, 1996); UNITIL Corp., HCAR No. 26257 (May 31, 1996); New
England Electric System, HCAR No. 26520 (May 23, 1996); and Eastern Utilities Associates, HCAR No. 26493 (March 14, 1996). Accordingly, the following interests are retainable under Section 11(b)(1) of the Act:

     1. Energy East Solutions, Inc., a wholly-owned subsidiary of XENERGY Enterprises, which markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the Northeast;

     2. NYSEG Solutions, Inc., a wholly-owned subsidiary of Energy East Solutions, Inc., which markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the State of New York;

     3. South Jersey Energy Solutions, LLC, a partially-owned subsidiary of Energy East Solutions, Inc., which was formed to market retail electricity and energy management services in the mid-Atlantic region of the United States;

     4. CNE Energy Services Group, Inc. ("CNE Energy"), a wholly-owned subsidiary of Connecticut Energy, which provides an array of energy products and services to commercial and industrial customers throughout New England, both on its own and through participation as a member of various energy-related limited liability companies;

     5. Berkshire Service Solutions, Inc., a wholly-owned subsidiary of Berkshire Energy, which is an energy marketing and natural gas service provider to commercial and industrial customers;


     6. Conectiv/CNE Peaking, L.L.C., a wholly-owned subsidiary of CNE Energy, which provides a firm in-market supply source to assist energy marketers and local distribution companies in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries;


     7. Energy East Solutions, LLC, a subsidiary of Energy East Solutions, Inc. and CNE Energy, which sells natural gas, fuel oil and other services, and markets a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England. Energy East Solutions, LLC's financing activities are retainable as described in Paragraph K below;

D.        THERMAL ENERGY PRODUCTS:

     The business activities of the following companies (directly or through subsidiaries) are energy-related activities within the meaning of Rule 58(b)(1)(vi), involving "the production, conversion, sale and distribution of thermal energy products, such as process steam, heat, hot water, chilled water, air conditioning, compressed air and similar products; alternative fuels; and renewable energy resources; and the servicing of thermal energy facilities." See also New Century Energies, HCAR No. 26748 (Aug. 1, 1997); Cinergy Corp., HCAR No. 26474 (Feb. 20, 1996). Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. The Energy Network, Inc. ("TEN"), a wholly-owned subsidiary of CTG Resources, which provides district heating and cooling services to a number of large buildings in Hartford, Connecticut. TEN's operating divisions offer energy equipment rentals and property rentals, which activities are retainable under Rule 58(b)(1)(iv). TEN's operating divisions also offer financing services related to such rentals. As described in Paragraph K below, this is a retainable activity pursuant to Commission precedent. Another TEN division owns a 3000 square foot building in Hartford, Connecticut. In prior orders, the Commission has approved the purchase of real estate which is incidentally related to the operations of a registered holding company. See UNITIL Corp, et al., HCAR No. 25524 (April 24, 1992) (Commission noted that UNITIL Realty Corporation, a subsidiary of the registered holding company, UNITIL, which acquired real estate to support utility operations, engaged in activities which are within the confines of the Act). Since the real estate held by TEN's operating division is substantially similar to that owned by UNITIL Realty Corporation, it is a retainable subsidiary under Section 11(b)(1) of the Act;


     2. The Hartford Steam Company, a wholly-owned subsidiary of TEN, which provides district heating and cooling services to a number of large buildings in Hartford, Connecticut. The Hartford Steam Company also owns and operates a cogeneration facility that serves Hartford Hospital, providing both steam and electricity to the hospital, with excess electricity, if any, sold to the local electric utility. The Hartford Steam Company's ownership and operation of cogeneration facilities is a retainable business activity pursuant to Rule 58(b)(1)(viii);

     3. New Hampshire Gas Corporation, a wholly-owned subsidiary of Energy East Enterprises, Inc., which specializes in propane air distribution systems;

     4. Berkshire Propane, a wholly-owned subsidiary of Berkshire Energy, which provides propane service to approximately 6,000 customers in western Massachusetts, eastern New York and southern Vermont.

E.       TECHNICAL, OPERATIONAL AND MANAGEMENT SERVICES:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(vii), involving "the sale of technical, operational, management, and other similar kinds of services and expertise, developed in the course of utility operations in such areas as power plant and transmission system engineering, development, design and rehabilitation; construction; maintenance and operation; fuel procurement, delivery and management; and environmental licensing, testing and remediation." Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. XENERGY Inc., a wholly-owned subsidiary of XENERGY Enterprises, Inc., which is an energy services, information systems and consulting company that specializes in energy management, conservation engineering and demand-side management;


     2. The Union Water-Power Company, a wholly-owned subsidiary of CMP Group, which provides utility construction and support services (On Target division); energy efficiency performance contracting and energy use and management services (Combined Energies division); and utility-related real estate development services (UnionLand Services). Union Water's Maine HomeCrafters division, which was in the business of brokering and financing pre-fabricated housing, has been sold.The economic development activities of Union Land Services are limited to CMP Group's service territory. The Commission has previously approved the acquisition of similar interests in economic development ventures by registered holding companies in their service territories. See, e.g., WPL Holdings, Inc., HCAR No. 26856 (Apr. 14,
          1998) (approving activities related to development, ownership, and sale of, and asset management services in connection with, affordable multi-family housing properties, including financing services related to same); Ameren Corp., HCAR No. 26809 (Dec. 30, 1997) (approving retainability of subsidiary investing in limited partnership engaged in providing low-income housing in utility's service area); Georgia Power Co., HCAR No. 26220 (Jan. 24, 1995) (approving investment in one or more limited partnerships to invest in low income housing; acquisition of Section 42 tax credit properties). The Union Water-Power Company's financing activities are retainabale as described in Paragraph K below;

     3. CMP International Consultants (D/B/A CNEX), a wholly-owned subsidiary of CMP Group, which provides consulting, planning, training, project management, and information and research services to foreign and domestic utilities and government agencies. CNEX's energy-related business activities performed outside the United States are retainable as described below in Paragraph L below;


     4. TeleSmart, a wholly-owned subsidiary of CMP Group, which provides, for utility companies, collection and related account receivable management services and has a division that collects charged-off accounts (TeleSmart is currently in the process of being dissolved, and it is anticipated that this process will be completed by May 1,
          2000);

     5. CIS Service Bureau, LLC, a wholly-owned subsidiary of CNE Venture-Tech, which provides access to customer-billing software and other related services for local distribution and other utility-type companies.

F.       OWNERSHIP AND OPERATION OF QFS:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(viii), involving "the development, ownership or operation of >qualifying facilities' . . . , and any integrated thermal, steam host, or other necessary facility constructed, developed or acquired primarily to enable the qualifying facility to satisfy the useful thermal output requirements under PURPA." See also New Century Energies, Inc., HCAR No. 26748 (Aug. 1, 1997); Entergy Corp., HCAR No. 26322 (June 30,1
995); Southern Co., HCAR No. 26212 (Dec. 30, 1994); Central and South West Corp., HCAR No. 26156 (Nov. 3, 1994); Central and South West Corp., HCAR No. 26155 (Nov. 2, 1994); and Northeast Utilities, HCAR No. 25977 (Jan. 24, 1994). Accordingly, the following companies are retainable under Section 11(b)(1) of the Act:

     1. Cayuga Energy, Inc., a wholly-owned subsidiary of XENERGY Enterprises, which invests in co-generation facilities;

     2. Carthage Energy, LLC, a wholly-owned subsidiary of Cayuga Energy, Inc., which owns a co-generation facility in upstate New York;

     3. South Glens Falls Energy, LLC, a partially-owned subsidiary of Cayuga Energy, Inc., which owns a co-generation facility in upstate New York.

     4.   Downtown    Cogeneration    Associates    Limited    Partnership,    a
          partially-owned   subsidiary  of  TEN,   which  owns  and  operates  a
          cogeneration facility in Hartford, Connecticut.

G.       FUEL TRANSPORTATION AND STORAGE:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(ix), involving "the ownership, operation and servicing of fuel procurement, transportation, handling and storage facilities . . ." Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. Southern Vermont Natural Gas Corporation, a wholly-owned subsidiary of Energy East Enterprises, Inc., which is currently developing a combined natural gas supply and distribution project that includes an extension of a pipeline from New York to Vermont and the development of natural gas distribution systems in Vermont;

     2. Seneca Lake Storage, Inc., a wholly-owned subsidiary of Energy East Enterprises, Inc. which proposes to own and operate a gas storage facility in New York;

     3. CNE Development Corporation, a wholly-owned subsidiary of Connecticut Energy, which owns a 16.67% equity participant in East Coast Natural Gas Cooperative, LLC. East Coast purchases and stores spot gas supplies, provides storage service utilization services and is involved in bundled sales;


     4. Total Peaking Services, LLC, a wholly-owned subsidiary of CNE Energy, which operates a 1.2 billion cubic foot storage facility in Milford, Connecticut;


     5.   TEN  Transmission  Company,  a wholly-owned  subsidiary of TEN, owns a
          4.87 percent interest in the Iroquois Gas Transmission System Limited Partnership, which operates a natural gas pipeline transporting Canadian natural gas into the states of New York, Massachusetts and Connecticut.

H.       TELECOMMUNICATIONS FACILITIES:

     Section 34 of the Act provides an exemption from the requirement of prior Commission approval the acquisition and retention by a registered holding company of interests in companies engaged in a broad range of telecommunications activities and businesses. Section 34 permits ownership of interests in telecommunications companies engaged exclusively in the business of providing telecommunications services upon application to the Federal Communications Commission for a determination of "exempt telecommunications company" status. The following companies will file for status as exempt telecommunications companies under Section 34 of the Act prior to consummation of the Merger:

     1. Energy East Telecommunications, Inc., a wholly-owned subsidiary of XENERGY Enterprises, Inc., which provides telecommunications services, including the construction and operation of fiber optic networks;

     2. Telergy East, LLC, a partially-owned subsidiary of Energy East Telecommunications, Inc., which was formed to construct, own and operate a fiber optic network;

     3. MaineCom Services, a wholly-owned subsidiary of CMP Group, which provides telecommunications services, including point-to-point connections, private networking, consulting, private voice and data transport, carrier services, and long-haul transport;


     4. NorthEast Optic Network, Inc., a partially-owned subsidiary of MaineCom Services, which develops, constructs, owns and operates a fiber optic telecommunications system in New England and New York. MaineCom Services' wholly-owned subsidiary, New England Business Trust, owns 37.9 percent of NorthEast Optic Network, Inc.'s common stock. On February 15, 2000, CMP Group announced that New England Business Trust intended to sell approximately 2.5 million of its 6.177 million shares of NEON common stock through an underwritten public offering expected to be completed during the second quarter of 2000.

I.       REAL ESTATE

     In prior orders, the Commission has approved the purchase of real estate which is incidentally related to the operations of a registered holding company. See, e.g., Conectiv, Inc., HCAR No. 26832 (Feb. 25, 1998); UNITIL Corporation, HCAR No. 25524 (April 24, 1992). Accordingly, the following companies are retainable under Section 11(b)(1) of the Act:

     1. CNG Realty Corp., a wholly-owned subsidiary of Connecticut Natural Gas, which owns Connecticut Natural Gas' corporate headquarters located on a 7-acre site in downtown Hartford, Connecticut;

     2. Central Securities Corporation, which owns and leases office and service facilities in Central Maine Power's service territory for the conduct of Central Maine Power's business. Central Maine Power owns all of the outstanding common stock of Central Securities;

     3. Cumberland Securities Corporation, which owns and leases office and service facilities in Central Maine Power's service territory for the conduct of Central Maine Power's business. Central Maine Power owns all of the outstanding common stock of Cumberland Securities.

J.       NONUTILITY HOLDING COMPANIES:

     In addition to Connecticut Energy, CTG Resource, CMP Group, and Berkshire Energy, which will be exempt holding companies in the post-Merger Energy East system, post-Merger Energy East will have two other holding company subsidiaries which are holding companies for subsidiaries engaged in a variety of non-utility businesses. The following holding companies are retainable because all of their investments are in companies which are retainable, as outlined above:

     1. Energy East Enterprises is an exempt public utility holding company holding New Hampshire Gas Corporation, Southern Vermont Natural Gas Corporation and Seneca Lake Storage, Inc. (Energy East Enterprises holds an interest in CMP Natural Gas Co., L.L.C., a natural gas utility company).

     2. XENERGY Enterprises, Inc. is an exempt non-utility holding company holding XENERGY Inc., Energy East Solutions, Inc., Energy East Telecommunications, Inc. and Cayuga Energy, Inc. (and, indirectly, their subsidiaries).

K.       FINANCIAL INVESTMENTS

     The Commission has approved investments of registered holding companies where such investments are passive and/or de minimis. See, e.g., WPL Holdings, Inc., HCAR No.26856 (April 14, 1998) (approving retention of IES Investments, Inc.); Ameren Corp., HCAR No. 26809 (Dec. 30, 1997) (St. Louis Equity Fund retainable because of passive investment). The following company is thus retainable under Commission precedent:


     1. Energy East Management Corporation, a wholly-owned subsidiary of Energy East, invests the proceeds of the sale in 1999 of Energy East's coal-fired generation assets. These investments are passive. NGE Generation, which has been dissolved and which was a wholly-owned subsidiary of Energy East, sold the Homer City generation assets to Edison Mission Energy in March 1999 and the remaining coal-fired generation assets to AES in May 1999.


L.       INTERNATIONAL SERVICES

     Energy East has certain other direct and indirect subsidiaries that provide energy-related services outside the United States. While these companies would otherwise constitute "energy-related companies" pursuant to Rule 58, the
"activities permitted by [Rule 58] are limited to the United States." See Rule 58, Exemption of Acquisition By Registered Public Utility Holding Companies of Securities of Nonutility Companies, HCAR No. 26667, n. 146 (Feb. 14, 1997). The Commission has nonetheless approved registered holding company ownership of companies that provide energy-related services on an international basis. See, e.g., Cinergy Corp., HCAR No. 26662 (Feb. 7, 1997) (approving Cinergy Solutions' marketing of energy-related services on both a domestic and international basis); Conectiv, Inc., HCAR No. 26832 (Feb. 25, 1998) (approving retention by registered holding company of DCI II, Inc., a Virgin Islands corporation and wholly-owned foreign sales subsidiary involved in equity investments in leveraged leases). Accordingly, the following interests are retainable under
Section 11(b)(1) of the Act:

     1. XENERGY International, Inc., a wholly-owned subsidiary of XENERGY Inc., which is an energy services information systems and consulting company that specializes in energy management, conservation engineering and demand-side management in the United Kingdom and Spain;

     2.   KENETECH   Energy   Management    International,    Inc.    ("KENETECH
          International"), a wholly-owned subsidiary of KENETECH, which is an energy services company specializing in energy management;

     3.   KENETECH  Energy  Management,  Limited,  a wholly-owned  subsidiary of
          KENETECH   International,   which  is  an  energy   services   company
          specializing in energy management;

     4. XENERGY Canada, Inc., a wholly-owned subsidiary of XENERGY Inc., which provides software services related to a utility client management system; M. Other

M.       OTHER

     The special purpose subsidiaries Oak Merger Co. (formed solely for the purpose of consummating the proposed merger with CTG Resources), EE Merger Corp. (formed solely for the purpose of consummating the proposed merger with CMP Group) and Mountain Merger LLC (formed solely for the purpose of consummating the proposed merger with Berkshire Energy) do not represent current investments by any of CMP Group, CTG Resources, Berkshire Energy or Energy East and upon consummation of the Merger will be merged with post-Merger Energy East holding company subsidiaries, as discussed in Item I.B.1.a of the Application/Declaration. These subsidiaries have thus been excluded from the above analysis of non-utility investments.